Galaxy Gaming Reports Q2 2018 Financial Results

LAS VEGAS, August 14, 2018 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer, manufacturer and distributor of casino table games and enhanced systems, announced today its results for the quarter ended June 30, 2018.

Financial Highlights

Q2 2018 vs. Q2 2017

Revenue increased 24% to $4,536K (increase of 17% to $4,270K excluding  effect of accounting change)

Adjusted EBITDA increased 49% to $1,653K

Net loss of ($596K) vs. net loss of ($80K)

1H 2018 vs. 1H 2017

Revenue increased 25% to $8,897K (increase of 18% to $8,424K excluding effect of accounting change)

Adjusted EBITDA increased 37% to $3,212K

Net loss of ($60K) vs. net income of $83K

Balance Sheet Changes (vs. December 31, 2017)

Cash increased 4% to $3,708K

Total debt (gross) increased 13% to $10,903K

Stockholders’ equity increased 5% to $5,761K

Executive Comments

“Revenue in the second quarter increased on both a sequential and year-over-year basis,” stated Todd Cravens, Galaxy’s President and CEO.  "However, as was the case in the first quarter, operating expense increases have moderated in 2018 as compared to 2017.  The result was year-over-year EBITDA growth of 49%.”

“We had a net loss in the quarter and the first half due primarily to a loss on extinguishment of debt related to the refinancing we completed in April,” stated Harry Hagerty, Galaxy’s CFO.  “That refinancing also led to meaningfully lower interest expense in Q2 2018 quarter.  We were cash flow positive in Q2, adding $313K in cash and equivalents (including restricted cash).  Finally, we were in compliance with our debt covenants as of June 30, 2018.”

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.  Through its iGaming partner Games Marketing Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry.  Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Media: Dana Rantovich (702) 938-1753

Investors:Harry Hagerty (702) 938-1740